Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated January 21, 2016 and February 18, 2016, relating to the financial statements and financial highlights which appears in the November 30, 2015 and December 31, 2015 Annual Report to Shareholders of Virtus Total Return Fund and The Zweig Fund, Inc., respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Information about the Fund’s Independent Registered Public Accountant”, “The Audit Committee’s Pre-Approval Policies and Procedures” and “Fees” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

September 7, 2016